UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2025

SCIENTURE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39199	46-3673928
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20 Austin Blvd.
Commack, NY 11725
(Address of Principal Executive Offices)

(631) 670-6039
(Registrant’s Telephone Number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	SCNX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Termination of a Material Definitive Agreement.

On October 20, 2025, Scienture, LLC, a wholly owned subsidiary of Scienture Holdings, Inc. (the “Company”), entered into (i) an amendment to that certain Employment Agreement by and between Scienture, LLC and Dr. Narasimhan Mani, the Company’s President and Co-Chief Executive Officer (the “Mani Employment Amendment”); and (ii) an amendment to that certain Employment Agreement by and between Scienture, LLC and Dr. Shankar Hariharan, the Company’s Executive Chairman and Co-Chief Executive Officer (collectively, the “Employment Amendments”). The Employment Amendments became effective on October 1, 2025, and were previously approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

Pursuant to the Employment Amendments, Dr. Mani’s annual base salary increased from $325,000 to $400,000 and Dr. Hariharan’s annual base salary increased from $175,000 to $400,000, each subject to periodic review by the Compensation Committee. Additionally, each of the Employment Amendments modifies Scienture, LLC’s severance obligations to Dr. Mani and Dr. Hariharan, respectively, in the event of termination without Cause or for Good Reason (each as defined in Dr. Mani’s and Dr. Hariharan’s respective Employment Agreements).

Prior to the Employment Amendments, Scienture, LLC was responsible for providing the following benefits if Scienture, LLC terminated Dr. Mani’s or Dr. Hariharan’s respective employment without Cause or Dr. Mani or Dr. Hariharan respectively terminated employment for Good Reason: (i) payment equal to (a) 12 months of their annual base salary if their employment terminated during any time other than within 12 months after the first event constituting a Change in Control (as defined in Dr. Mani’s and Dr. Hariharan’s Employment Agreements) or (b) 1.5 times the sum of their then-current annual salary or the annual base salary in effect immediately prior to a Change in Control, their target annual incentive compensation for the then-current year, and their discretionary bonus if his employment terminates within 12 months after the first event constituting a Change in Control (the “Severance Benefit”); (ii) Scienture, LLC would continue to make monthly payments of employer contributions for their health insurance for up to 12 months after termination of employment as if they were still employed by Scienture, LLC during such time (the “COBRA Benefit”); and (iii) Scienture, LLC would continue to make monthly premium payments toward their life insurance policies for up to 12 months after their termination of employment as if they were still employed by Scienture, LLC during such time (the “Insurance Benefit”).

The Employment Amendments increase the amount of the Severance Benefit to be paid to Dr. Mani or Dr. Hariharan, respectively, such that they will receive payment equal to (a) 24 months of his annual base salary if their employment terminates during any time other than within 12 months after the first event constituting a Change in Control or (b) 2 times the sum of their then-current annual salary or the annual base salary in effect immediately prior to a Change in Control, their target annual incentive compensation for the then-current year, and their discretionary bonus if their employment terminates within 12 months after the first event constituting a Change in Control. Furthermore, the Employment Amendments provide that Dr. Mani and Dr. Hariharan will receive the COBRA Benefit and the Insurance Benefit for 24 months following termination of employment.

The Employment Amendments also formalize Dr. Mani’s current position as President and Co-Chief Executive Officer of the Company and Dr. Hariharan’s current position as Executive Chairman and Co-Chief Executive Officer of the Company.

The description of the terms and conditions of the Employment Agreements does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to Employment Agreement effective October 1, 2024, by and between Scienture, LLC and Dr. Narasimhan Mani.
10.2	First Amendment to Employment Agreement effective October 1, 2024, by and between Scienture, LLC and Dr. Shankar Hariharan.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTURE HOLDINGS, INC.

	By:	/s/ Dr. Narasimhan Mani
Dr. Narasimhan Mani
Co-Chief Executive Officer

Date: October 24, 2025